                                                       ASSIGNMENT OF CONTRACT

Agreement made this 20th day of December,  2002, between Lutheran Brotherhood Research Corp., a Minnesota corporation  ("Assignor"), and Thrivent Investment Management Inc, a Delaware corporation ("Assignee").

           WHEREAS,  Lutheran  Brotherhood  merged with and into Aid Association for Lutherans on January 1, 2002, which changed its name to Thrivent Financial for Lutherans on May 21, 2002 ("Thrivent Financial"); and

           WHEREAS,  Assignor and Assignee are both wholly-owned  indirect  subsidiaries of Thrivent Financial and registered with the Securities and Exchange  Commission as investment advisers under the Investment Advisers Act of 1940; and

           WHEREAS, Assignor is the investment adviser to The Lutheran Brotherhood Family of Funds (the "LB Funds") pursuant to that certain Master Advisory Contract dated as of November 1, 1993, between Assignor and the LB Funds, as amended (the "Advisory
Contract"); and

           WHEREAS, subject to the terms hereof, Assignor desires to assign to, and Assignee desires to accept assignment of, the
Advisory Contract.

           NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties to this Assignment agree as follows:

1.         Assignment.  Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment to it of the Advisory
           Agreement,  together with any of the following assets of Assignor which Assignee, in its sole discretion, deems necessary or useful in performing its duties and obligations under the Advisory Agreement:

           a.        All equipment leases and licenses in the name of Assignor;

           b.        All rights granted under contracts in the name of Assignor,  including without  limitation,  subadvisory agreements, accounts and agreements with brokerage firms and research vendors;

           c.        All books and records required to be prepared and maintained pursuant to the Investment Advisers Act of 1040 and rules and regulations thereunder; and

           d.        Other assets related to or used in Assignor's investment advisory operations that are not otherwise listed above.

2.         Assignor's  Warranty.  Assignor warrants that as of the date hereof there has been no breach of the Advisory  Agreement by any of the parties thereto and that Assignor is in full compliance with all the terms and conditions of the Advisory
           Agreement and that Assignor has not assigned or encumbered all or any part of Assignor's  rights under the Advisory
           Agreement.

3.         Assignee's  Covenants.  Assignee agrees to perform all duties and obligations to be performed by Assignor under the
           Advisory  Agreement to the same extent as if Assignee had been an original party thereto,  and will save harmless and keep indemnified the Assignor against all claims,  demands,  and actions by reason of the failure of the Assignee to so perform thereunder.

4.         Effective Date. This Assignment shall be effective as of January 1, 2003, or such later date as may be mutually agreed upon by the parties hereto;  provided,  however,  that this Agreement shall in no circumstance become effective without the prior the consent of the Board of Trustees of The LB Funds.

5.         Miscellaneous.

           a.        Partial  Month.  In the event the Effective  Date does not fall on the first day of a calendar month, Assignor and Assignee shall split the fee for such month in the manner in which fees accrue under the Advisory Contract.

           b.        Registration.  As soon as practicable, Assignor will file a Form ADVW with the SEC to terminate its registration as an investment adviser.

           d.        Other Agreements.  The parties shall execute such further instruments as may be required to give effect to assignment accomplished hereby.

           The parties have executed this Agreement as of the date and year first written above.

                                                    LUTHERAN BROTHERHOOD RESEARCH CORP.

                                                    By   /s/ Randall L. Boushek
                                                         -------------------------------
                                                    Name:    Randall L. Boushek
                                                    Title:   President

                                                    THRIVENT INVESTMENT MANAGEMENT INC.

                                                    By   /s/ Bruce J. Nicholson
                                                         --------------------------------
                                                    Name:    Bruce J. Nicholson
                                                    Title:   President